UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21, 2018

SEAGATE TECHNOLOGY PUBLIC

LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Ireland	001-31560	98-0648577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

38/39 Fitzwilliam Square Dublin 2, Ireland		N/A
(Address of Principal Executive Office)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (353) (1) 234-3136

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 21, 2018, Seagate Technology plc (“Seagate” or the “Company”) announced that it has appointed Gianluca Romano as the Company’s Chief Financial Officer and Executive Vice President, Finance, effective as of January 7, 2019. Mr. Romano will serve as principal financial officer replacing Kathryn Scolnick who had been serving as the Company’s interim Chief Financial Officer.

Mr. Romano, 49, previously served as Corporate Vice President, Business Finance and Accounting at Micron Technology, Inc., a semiconductor company, from October 2011 to December 2018. Prior to his role at Micron, Mr. Romano served as Vice President Finance, Corporate Controller at Numonyx, Inc., a semiconductor company, from 2008 to 2010, and from 1994 until 2008 he held various finance positions at STMicroelectronics, most recently as Group Vice-President/ Central & North Europe Finance Director/ Shared Accounting Services Director. Mr. Romano holds a bachelor’s degree in economics and business administration from the University of Urbino (Italy).

In connection with Mr. Romano’s appointment as Chief Financial Officer and Executive Vice President, Finance, the Company and Mr. Romano entered into an Offer Letter on December 3, 2018 (the “Offer Letter”). Pursuant to the Offer Letter Mr. Romano will receive the following: (i) an annual base salary of $600,000, (ii) a sign-on bonus of $200,000 less applicable taxes, subject to clawback should Mr. Romano’s employment with the Company terminate within two years under any circumstances in which Mr. Romano would not be eligible for receipt of severance benefits in accordance with the terms of the Fifth Amended and Restated Seagate Technology Executive Severance and Change in Control Plan, and (iii) an equity award, subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan, in the form of stock options (the “Option”) and Threshold Performance Share Units (the “TPSU”) with a combined estimated value of $2,400,000 (the “Estimated Value”), subject to Mr. Romano’s beginning active employment with Seagate on January 7, 2019. Mr. Romano will be eligible to participate in the Seagate Executive Officer Performance Bonus Plan, which has a target of 100% of Mr. Romano’s annual base salary. Mr. Romano will also be eligible for relocation services and expenses in accordance with the Company’s policies as well as benefits generally available to employees and executives of the Company. Mr. Romano is also expected to enter into the Company’s standard form of indemnification agreement.

The number of shares to be awarded pursuant to the Option will be equal to 50% of the Estimated Value divided by the option fair value on the date of grant, rounded up to the nearest whole share. One fourth of the shares subject to the Option will vest on the first anniversary of the date of grant, and 1/48th of the Option will vest each month thereafter over the next three years, subject to continued employment with the Company. The number of shares to be awarded pursuant to the TPSU is equal to 50% of the Estimated Value divided by the closing price of the Company’s common stock on the date of grant, rounded up to the nearest whole share. One fourth of the shares subject to the TPSU vest each year on the anniversary of the vesting commencement date contingent on the Company achieving a threshold non-GAAP adjusted earnings per share, as defined in the Offer Letter, (“AEPS”) goal of $1.00 for the fiscal year prior to the fiscal year in which the vesting date occurs, provided, that, if such threshold goal is not achieved, vesting of that tranche is delayed until the next scheduled vesting date for which the AEPS goal is achieved. Achievement of the performance objective will be evidenced by a written certification of the Compensation Committee of the Board and vesting will not occur until the certification has been made. The TPSU award may become fully vested as early as four years from the grant date and remains eligible to vest for up to seven years following the grant date. If the AEPS threshold level has not been met by the end of the seven-year period, any unvested TPSUs will be forfeited. All such vesting events are subject to Mr. Romano remaining an employee of the Company on the applicable vesting date and the achievement of the applicable performance target. In the event of Mr. Romano’s termination on account of his death prior to the seventh anniversary of the vesting commencement date and prior to the TPSU becoming 100% vested, an additional 25% of the number of shares subject to the TPSU shall be deemed to have vested immediately prior to such termination.

There are no family relationships between Mr. Romano and any of the Company’s directors or executive officers and there are no arrangements or understanding between Mr. Romano and any other persons pursuant to which he was selected as an officer of the Company. There are no related party transactions between Mr. Romano and the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 21, 2018, of Seagate Technology plc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

By:	/s/ Katherine E. Schuelke
Name:	Katherine E. Schuelke
Title:	Senior Vice President, Chief Legal Officer and Company Secretary

Date: December 21, 2018